Exhibit 10.1

Endo, Inc.

1400 Atwater Dr

Malvern, PA 19355

August 26, 2024

Scott Hirsch

Hirsch.Scott@endo.com

Re: Employment as Interim Chief Executive Officer

Dear Scott:

We are very pleased that you have agreed to serve as interim Chief Executive Officer (“Interim CEO”) of Endo, Inc. (the “Company”) during the Company’s search for a permanent Chief Executive Officer. This letter sets forth the terms of your employment as the Company’s Interim CEO.

1.       Employment; Position. Effective as of August 29, 2024 (the “Effective Date”), the Company agrees to employ you, and you agree to serve, as the Company’s Interim CEO. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”) and will be the principal officer supervising all of the activities and operations of the Company and all of its subsidiaries. While you serve as Interim CEO, the Board will continue to nominate you to serve as a member of the Board and, subject to any required shareholder approvals, you agree to serve (without further compensation, other than as set forth in this letter) on the Board and in any other officer and director positions with the Company and its subsidiaries as may be determined by the Board in its sole discretion. While you are serving as Interim CEO, you agree to devote your full efforts and all of your business time to your duties and responsibilities for the Company and its subsidiaries, and you will not engage in any other remunerative employment, consulting or other business activity without the prior written consent of the Board. For the avoidance of doubt, you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date which have been previously disclosed to the Board, and you may participate in charitable and professional activities so long as such activities, individually or in the aggregate, do not result in a conflict of interest with or otherwise interfere with the performance of your duties and responsibilities for the Company or any of its subsidiaries.

2.       Location of Employment. Your principal place of business is the Company’s headquarters in Malvern, Pennsylvania. You will be expected to be physically present at the Company’s headquarters for a significant amount of your business time as necessary to satisfactorily perform your responsibilities as Interim CEO, and you will also be required to travel as needed in connection with the performance of your duties and responsibilities for the Company and its subsidiaries. When not physically present at the Company’s headquarters, you will be permitted to work remotely in New York City, NY.

3.       Term. Your employment will commence on the Effective Date and the Company expects to continue to employ you until the earlier of December 31, 2024 and the time at which a permanent Chief Executive Officer commences employment with the

Company, provided that your employment may be extended subject to mutual agreement by the parties. The duration of your employment with the Company hereunder is referred to herein as the “Term.” Notwithstanding anything herein to the contrary, your employment is considered “at will,” and thus may be terminated by you or the Company at any time with or without cause, provided that both you and the Company agree to give 30 days’ advance written notice of the termination of your employment.

4.       Compensation and Benefits.

a.       Base Compensation. During the period between the Effective Date and December 31, 2024, the Company will pay you base compensation at the rate of $250,000 per month. In the event that you remain employed by the Company after December, 31, 2024, your compensation rate will increase to an amount that is no less than $400,000 per month. Such compensation will be paid to you in substantially equal monthly installments in accordance with the Company’s regular payroll practice, subject to all applicable tax withholding and deductions and no later than the last business day of the month in which you provided services to the Company. While you are serving as Interim CEO, you will not be eligible to receive any cash retainer or other cash remuneration in connection with your service on the Board.

b.       Employee Benefits. As a full-time employee of the Company, during the Term, you will be eligible to participate in the Company’s retirement, group health plans and all other employee benefits offered generally to employees of the Company, on the same terms applicable to other employees of the Company and subject to the eligibility requirements and other terms of such plans. Notwithstanding anything herein to the contrary, you will not be eligible to participate in any severance plan or policy maintained by the Company nor will you otherwise be eligible for any severance upon any termination of your employment.

c.       Expense Reimbursement; Living Allowance. During the Term, the Company will pay or reimburse all reasonable business expenses that you incur during the course of performing your duties for the Company, subject to submission of documentation substantiation of such expenses in accordance with the Company’s expense reimbursement policies in effect from time to time. In addition to and without limiting the foregoing, in acknowledgement that you reside outside the state of Pennsylvania, the Company will provide reimbursements of reasonable travel and lodging expenses relating to your travel between the Malvern, PA area and your residence to the Company’s headquarters and certain living expenses while you are providing services at the Company’s headquarters.

d.       Equity Awards. You will be granted an equity award with respect to the Company’s common stock, which award will be consistent with the Company’s director equity grant policy and on a form of award that is substantially similar to the form of award used for making equity grants to directors generally. Such equity award will be made at the same time as similar awards are granted to other Board members. Except as otherwise specified in this letter, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s senior officers, and you hereby waive, relinquish and release the Company and all of its affiliates from any and all rights to awards, payments and benefits that you may otherwise have under the terms thereof.

5.	Restrictive Covenants.

a.	Non-Disclosure.

i.       Subject to the Employee Protections (as defined in paragraph 5(a)(iv) below), you agree and covenant to (A) treat all Confidential Information (defined below) as strictly confidential and (B) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after your employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company or has become public knowledge through no direct or indirect fault of yours or any person acting on your behalf. “Confidential Information” means any information pertaining to the business and operations of the Company and each of its subsidiaries (including each of their respective predecessors) (collectively, the “Company Group”) that is not generally available to the public and that is used, developed, or obtained by any member of the Company Group in connection with its business, including any financial information and projections; business strategies; products or services; fees, costs and pricing structures; designs; analyses; drawings, photographs and reports; computer software, including operating systems, applications and program listings; flow charts, manuals and documentation; data bases; accounting and business methods; inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; patient, customer and client lists or information; copyrightable works; all technology and trade secrets; and all similar and related information in whatever form relating to any member of the Company Group or any of their businesses or activities.

ii.       Subject to the Employee Protections, you agree that (A) upon the termination of your employment with the Company for any reason, you shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any member of the Company Group or containing Confidential Information and (B) you shall not retain or use for your benefit at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group. For the avoidance of doubt, you understand that your obligations under this paragraph 5(a) with regard to Confidential Information shall continue during and after the termination of your employment with the Company for any reason, until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of you or any person acting on your behalf.

iii.       Subject to the Employee Protections, you agree that you shall promptly disclose to the Company all Proprietary Information (defined below). All Proprietary Information shall be the sole and exclusive property of the Company. You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Proprietary

Information consisting of copyrightable subject matter is “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101)), and such copyrights are therefore owned by the Company (or the relevant member of the Company Group). To the extent that the foregoing does not apply, you hereby irrevocably assigns to the Company (or the relevant member of the Company Group), for no additional consideration, your entire right, title and interest in and to all Proprietary Information and intellectual property rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Your obligation to under this paragraph 5(a)(iii) shall continue beyond the termination of your employment, and you shall, at the Company’s expense, give the Company (or the relevant member of the Company Group) all assistance it reasonably requires to apply for, obtain, perfect, protect and use its right to Proprietary Information. “Proprietary Information” means information and inventions generated, conceived or first reduced to practice by you whether alone or in conjunction with others, during or after working hours, while in the employ or while rendering services to any member of the Company Group; provided, however, that Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this letter or (ii) your general business knowledge and work skills, even if developed or improved by you while in the employ of, or rendering services to, the Company or any of its affiliates.

iv.       Without limiting the generality of the foregoing, nothing in this letter precludes or otherwise limits your ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of any court, administrative agency, the SEC, or any Government Agency or self-regulatory organization, provided that you provide the Company with prior notice of the contemplated disclosure and you cooperate with the Company (upon request of the Company and at the Company’s expense) in seeking a protective order or other appropriate protection of such information. Neither the Company nor any other member of the Company Group may retaliate against you for any of these activities. In addition, pursuant to the federal Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, through any of your controlled affiliates, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. The protections set forth in this Section 5(a)(iv) shall collectively constitute the “Employee Protections”.

b.       Non-Disparagement. Subject to the Employee Protections, during the Term and at all times thereafter, you shall not make any written or oral statements (whether directly or indirectly through others, including on social media) about any member of the Company Group, or any officer, director or employee of the Company Group, that are negative or disparaging, implied or express, or that would reasonably be expected to damage the business reputation or goodwill of any such person or entity. The Company shall send an e-mail or other written communication instructing the members of the Board as well as the officers of the Company and each of its subsidiaries not to make any written or oral statements (whether directly or indirectly through others, including on social media) about you that are negative or disparaging, implied or express, or that would reasonably be expected to damage your reputation. Notwithstanding the foregoing, nothing in this letter or otherwise shall preclude any person or entity from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process.

c.       Non-Solicitation. While employed by the Company (or any other member of the Company Group) and for 12 months after the termination of your employment with the Company Group for any reason, you agree not to, anywhere in the United States, directly or indirectly (including as a shareholder, member, partner, joint venturer or investor of another person or entity):

i.       solicit, divert or attempt to solicit or divert any person who as of the date of your termination of employment is or was, within the one-year period prior to such date, customer, client, supplier, or licensee of the Company or any of its subsidiaries, or within the one-year period prior to such date, was solicited to become a customer, client, supplier, or licensee of the Company or any of its subsidiaries (each, a “Company Customer”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by the Company or any of its subsidiaries, or attempt in any manner to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with the Company or any of its subsidiaries; or

ii.       hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any facilitator, officer or employee, of the Company or any of its subsidiaries as of the date of termination of your employment or at any time in the 12 months prior to your termination of employment, in each case until the date that is 12 months after the date on which such officer, employee or consultant ceases to be employed by the Company or any of its subsidiaries; provided that the term “solicit for employment or services” as used in this clause (ii) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; or

iii.       encourage or induce any facilitator, officer, employee, consultant or representative of the Company or any of its subsidiaries as of the date of termination of your employment or at any time in the 12 months prior to your termination of employment, in each case until the date that is 12 months after the date on which such officer, employee, consultant or representative ceases to be employed by the Company or any of its subsidiaries to leave his or her employment or service relationship with the Company or any of its subsidiaries.

d.       Reformation; Remedies. If any provision of this Section 5 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this letter, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties. You acknowledge that a material part of the inducement for the Company to provide the compensation and benefits provided herein are your obligations set forth in this Section 5, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agrees that, if you breach any of such covenants (or any other covenants that you are subject to with respect to the Company Group) during or following termination of your employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining you from committing any violation of such covenants. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.

6.       Indemnification. You shall be indemnified by the Company, to the maximum extent permitted by applicable law or as provided in the Company’s certificate of incorporation of bylaws, for actions taken in the course of your serving as Interim CEO. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering you both during the Term and while any potential liability exists (but in no event longer than six (6) years, if such limitation applies to all other individuals covered by such policy) after the Term, that is no less favorable than the policy covering Board members and other executive officers of the Company from time to time. The obligations under this paragraph shall survive any termination of the Term.

7.       Conditions of Employment; No Conflict. You will be required, as a condition of your employment with the Company, to complete and sign all of the Company’s standard forms applicable to new employees, including the Company’s standard form of restrictive covenant agreement or nondisclosure agreement signed by the Company’s executive officers. As required by federal immigration law, you will be required to provide proof of identity and authorization to work in the United States. You represent, warrant and agree that your entering into this letter and the performance of your duties for the Company and its subsidiaries will not conflict with or result in a breach of any post-employment restrictive covenant or any other obligation that you may have to any prior employer or any other person or entity.

8.       Tax Withholding. All compensation provided to you during your employment with the Company will be subject to applicable income and payroll tax withholding and deductions as required by law.

9.       Entire Agreement; Governing Law; Jurisdiction. This letter supersedes and replaces all prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company regarding your compensation and employment with the Company. This letter may not be amended or modified, except by an express written agreement signed by both you and the lead independent director of the Board. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company will be governed by the law of the State of Delaware, without regard to principles of conflicts of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania or, if federal jurisdiction does not exist, the state courts located in Chester County, PA.

If you have any questions about this letter or your role as the Company’s Interim CEO, please do not hesitate to contact me at your convenience.

Sincerely,

/s/ Paul Herendeen___________
Paul Herendeen
Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Scott Hirsch___________

Scott Hirsch

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